EXHIBIT 99.1

Terra Tech Corp. Completes Sale of Western Avenue, Nevada Retail Dispensary for $6.25 million

IRVINE, Calif. October 23, 2018 -- Terra Tech Corp. (OTCQX: TRTC), (“Terra Tech” or the “Company”) a vertically integrated cannabis-focused agriculture company, has completed its previously announced sale of 100% of the assets of its cannabis dispensary located at 1921 Western Avenue in Las Vegas, to Exhale Brands Nevada, for a total consideration of $6,250,000. The Company plans to use the proceeds from the sale to further develop its retail dispensary capabilities in new locations that have better proximity to major tourist attractions in Las Vegas.

The Company already has a strong footprint in Nevada. It currently operates its Blüm, Desert Inn Road and Blüm, Decatur Boulevard dispensaries, both of which are located in Las Vegas, as well as its Blüm Reno dispensary, in Northwest Nevada. The Company also recently purchased a retail property in downtown Las Vegas, located at 121 North Fourth Street, which it plans to convert into a Blüm retail dispensary. As owners of medical and adult-use cannabis business licenses in Las Vegas associated with these dispensaries, Terra Tech has the ability to apply for additional licenses based on its grandfather status. The company has two pending applications for additional retail permits in Las Vegas.

Furthermore, Terra Tech operates a 30,000 square foot cultivation facility in Sparks, Nevada and a 15,000 square foot extraction lab in Reno, Nevada, both of which it owns 50% in conjunction with NuLeaf. These facilities are driving a ramp in production of the Company’s proprietary, premium quality, IVXX-branded wholesale cannabis for the medical and adult-use markets.

Derek Peterson, CEO of Terra Tech, commented, “Completing this sale not only allows us to recognize significant gains from our investment in establishing and licensing the dispensary, it also provides us with capital that we plan to invest in more lucrative areas of the Las Vegas market. Nevada continues to be a dynamic cannabis market, with approximately $530 million of cannabis sales recorded by operators across the State in the first twelve months following adult-use legalization. Our grandfathered status in Nevada, due to our existing operations, positions us to take advantage of this significant market opportunity by applying for additional permits. We have therefore submitted two retail dispensary permit applications with the State of Nevada. This retail strategy, coupled with our ramp in cultivation and production operations, is expected to drive revenue growth in Nevada.”

To be added to the Terra Tech email distribution list, please email TRTC@kcsa.com with TRTC in the subject line.

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About Terra Tech

Terra Tech Corp. (OTCQX: TRTC) operates through multiple subsidiary businesses including: Blüm, IVXX Inc., Edible Garden, and MediFarm LLC. Blüm’s retail and medical cannabis facilities provide the highest quality medical cannabis to patients who are looking for alternative treatments for their chronic medical conditions as well as premium cannabis to the adult-use market in Nevada and California. Blüm offers a broad selection of cannabis products including; flowers, concentrates and edibles through its Oakland, CA and multiple Nevada locations. IVXX, Inc. is a wholly-owned subsidiary of Terra Tech that produces cannabis-extracted products for regulated medical cannabis dispensaries throughout California and medical and adult-use dispensaries in Nevada. The Company’s wholly-owned subsidiary, Edible Garden, cultivates a premier brand of local and sustainably grown hydroponic produce, sold through major grocery stores such as ShopRite, Walmart, Ahold, Aldi, Meijer, Kroger, Stop & Shop and others nationwide. Terra Tech’s MediFarm LLC subsidiaries are focused on medical and adult-use cannabis cultivation and permitting businesses throughout Nevada.

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For more information about Terra Tech Corp visit: http://www.terratechcorp.com/

For more information about IVXX visit: http://ivxx.com/

For more information about Blüm Nevada visit: http://letsblum.com

For more information about Blüm Oakland visit: http://blumoak.com/

Visit us on Facebook @ http://www.facebook.com/terratechcorp/timeline

Follow us on Twitter @terratechcorp

For more information about Edible Garden visit: http://www.ediblegarden.com/

Visit Edible Garden on Facebook @ http://www.facebook.com/ediblefarms?fref=ts

Visit IVXX on Facebook @ http://www.facebook.com/ivxxbrand?fref=ts

Cautionary Language Concerning Forward-Looking Statements

Statements in this press release may be "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as "anticipate", "believe", "estimate", "expect", "intend" and similar expressions, as they relate to the company or its management, identify forward-looking statements. These statements are based on current expectations, estimates and projections about the company's business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may, and probably will, differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including those described above and those risks discussed from time to time in Terra Tech Corp.'s filings with the Securities and Exchange Commission. In addition, such statements could be affected by risks and uncertainties related to Terra Tech Corp.'s (i) product demand, market and customer acceptance of its equipment and other goods, (ii) ability to obtain financing to expand its operations, (iii) ability to attract qualified sales representatives, (iv) competition, pricing and development difficulties, (v) ability to integrate GrowOp Technology Ltd. into its operations as a reporting issuer with the Securities and Exchange Commission, and (vi) general industry and market conditions and growth rates and general economic conditions. Any forward-looking statements speak only as of the date on which they are made, and the company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release. Information on Terra Tech Corp.'s website does not constitute a part of this release.

CONTACTS

Terra Tech Corp.

Philip Carlson

KCSA Strategic Communications

TRTC@kcsa.com

212-896-1238

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